Exhibit 99.1

WisdomTree Board Appoints Rilla Delorier to Board of Directors

Tenured C-suite leader brings track record of driving innovation in financial services and tech sectors

NEW YORK, August 21, 2023 (Business Wire) – WisdomTree, Inc. (NYSE: WT), a global financial innovator, today announced that Rilla Delorier, an accomplished leader with over 30 years of executive experience leading digital transformation across the banking sector, has been appointed to WisdomTree’s Board of Directors, having received the full support of the Board.

Win Neuger, Chair of the WisdomTree Board, said, “Rilla is a powerhouse of digital transformation in financial services and will be a tremendous asset to our Board. She has a demonstrated ability to accelerate innovation and streamline operations, and her strategic experience and executive tenure will be immensely valuable as we lead the industry in this next stage of evolution.”

Jonathan Steinberg, WisdomTree Founder and CEO, said, “Rilla’s appointment comes at a pivotal time in our growth as we look to capitalize on our stronger-than-ever momentum in ETP flows and our position at the forefront in the industry-wide shift into tokenization and blockchain-enabled finance. We are always looking for bold, bright and qualified leadership to enhance our Board, and Rilla’s expertise and enthusiasm for digital innovation is an ideal addition.”

“WisdomTree is a true pioneer in financial services – not only as a leader in exchange-traded products, models and solutions but also as a first-mover in tying asset tokenization to payment activity with the launch of WisdomTree Prime™. I believe there is tremendous potential for market expansion in the years ahead, and I believe WisdomTree – in its approach to deliver a better investment and financial experience for advisors and their clients through innovative products and solutions – is strongly positioned to lead that charge,” said Ms. Delorier.

About Rilla Delorier

Currently, Ms. Delorier serves as an independent director for several financial services and tech companies, including Atlantic Union Bankshares Corporation (NYSE: AUB), a regional bank headquartered in Richmond, Virginia, where she is a member of the risk and compensation committees, Coastal Financial Corporation (Nasdaq: CCB), a community bank and a leader in providing banking as a service (BaaS) to digital financial service providers, where she is a member of the audit and compensation committees, and Nymbus, Inc., a provider of banking technology solutions for financial institutions. She is also on the board of Central City Concern, a nonprofit organization based in Portland, Oregon that is dedicated to ending homelessness.

Ms. Delorier’s background includes steering the shift from physical to digital service and sales models, driving innovation, and automating operations. She most recently served as Chief Strategy and Digital Transformation Officer at Umpqua Bank, where she launched a first-of-its kind consumer financial app which was later sold to a technology company. While at Umpqua Rilla led technology modernization, established strategic partnerships, modernized marketing, accelerated the use of analytics and streamlined operations. Prior to Umpqua, she held executive positions at SunTrust Bank, including leading its retail bank and serving as Chief Marketing Officer. Before joining SunTrust, Ms. Delorier served as Chief Marketing Officer of PNC Advisors.

Ms. Delorier has been repeatedly recognized as one of the “25 Most Powerful Women in Banking” by American Banker. She received a B.S. from the University of Virginia, and an M.B.A. from Harvard Business School.

More information on WisdomTree’s Board of Directors can be found here.

About WisdomTree

WisdomTree is a global financial innovator, offering a well-diversified suite of exchange-traded products (ETPs), models and solutions. We empower investors to shape their future and support financial professionals to better serve their clients and grow their businesses. WisdomTree is leveraging the latest financial infrastructure to create products that provide access, transparency and an enhanced user experience. Building on our heritage of innovation, we are also developing next-generation digital products and structures, including digital funds and tokenized assets, as well as our blockchain-native digital wallet, WisdomTree Prime™.

WisdomTree currently has approximately $94 billion in assets under management globally.

For more information about WisdomTree and WisdomTree Prime™, visit: https://www.wisdomtree.com.

Please visit us on Twitter at @WisdomTreeNews.

WisdomTree® is the marketing name for WisdomTree, Inc. and its subsidiaries worldwide.

Contact Information

Media Relations

WisdomTree, Inc.

Jessica Zaloom

+1.917.267.3735

jzaloom@wisdomtree.com / wisdomtree@fullyvested.com

Investor Relations

WisdomTree, Inc.

Jeremy Campbell

+1.646.522.2602

Jeremy.Campbell@wisdomtree.com

Category: Business Update